UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2015

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Cross Country Healthcare, Inc.
 (Exact name of registrant as specified in its charter)

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Delaware	0-33169	13-4066229
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6551 Park of Commerce Blvd., N.W., Boca Raton, FL 33487
(Address of Principal Executive Office) (Zip Code)

(561) 998-2232
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                 Entry into a Material Definitive Agreement.

Cross Country Healthcare, Inc. (the “Company”) entered into an amendment, dated July 22, 2015, by and among the Company, as Borrower, certain domestic subsidiaries as guarantors, the lenders party thereto, and BSP Agency, LLC, as Agent, to its Second Lien Loan and Security Agreement (“Second Amendment to Second Lien Loan and Security Agreement” or “Amended Agreement”).  Under the terms of the amendment, the interest rate on the term loan was modified at no cost from LIBOR (1% floor) plus 6.50% to LIBOR (1% floor) plus a rate from the table below:

Pricing Level	Total Net Leverage Ratio	Applicable Margin
I	Less than 2.50:1.00	4.75%
II	Greater than or equal to 2.50:1.00 but less than or equal to 3.25:1.00	5.25%
III	Greater than 3.25:1.00 but less than or equal to 4:00:1.00	5.75%
IV	Greater than 4.00:1.00	6.50%
Above terms defined in accordance with the Second Lien Loan and Security Agreement.

As of June 30, 2015, this term loan had an outstanding balance of $30.0 million.

The foregoing description of the Amended Agreement is qualified in its entirety by reference to the full terms and provisions of the Second Amendment to Second Lien Loan and Security Agreement, a copy of which is attached herewith as Exhibit 10.1.

Item 9.01                 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1
Second Amendment to Second Lien Loan and Security Agreement, dated as of July 22, 2015, among the Company, as Borrower, certain domestic subsidiaries as guarantors, the lenders party thereto, and BSP Agency, LLC, as Agent.

99.1	Press Release issued by the Company on July 22, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CROSS COUNTRY HEALTHCARE, INC.

By:	/s/ William J. Burns
William J. Burns Chief Financial Officer

Dated:  July 22, 2015